Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

WF International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares	Rule 457(o)
	Equity	Preference Shares	Rule 457(o)
	Debt	Debt Securities (3)	Rule 457(o)
	Other	Warrants (4)	Rule 457(o)
	Other	Subscription Rights (5)	Rule 457(o)
	Other	Units (6)	Rule 457(o)

	Unallocated (Universal) Shelf	-	Rule 457(o)		(1)(2)	$60,000,000	$0.00013810	$8,286
Carry Forward Securities
Carry Forward Securities				—			—			—	—	—
	Total Offering Amounts					$60,000,000		$8,286
	Total Fees Previously Paid							$0
	Total Fees Offsets							$0
	Net Fee Due							$8,286

(1)	There are being registered hereunder such indeterminate amount of the securities of each identified class as may from time to time be offered hereunder by the Registrant at indeterminate prices which shall have an aggregate initial offering price not to exceed $60,000,000. The securities being registered hereunder also include such indeterminate amount of securities as may be issued upon exercise, settlement, exchange or conversion securities offered or sold hereunder, or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $60,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(2)	The proposed maximum offering price per security for the primary offering will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form F-3 under the Securities Act.
(3)	Debt securities may be senior or subordinated, convertible or non-convertible and secured or unsecured.
(4)	Warrants may represent rights to purchase debt securities, ordinary shares, preferred shares or other securities registered hereunder.
(5)	Subscription rights evidence rights to purchase any securities of the Registrant registered under this registration statement.
(6)	Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.